                                                                     EXHIBIT 2.1

                           STOCK PURCHASE AGREEMENT

THIS AGREEMENT, made and entered into, by, and between Mr. Donald M. Jacobs, an individual, hereinafter referred to as "Seller," and MC Informatics, Inc., a California corporation hereinafter referred to as "Buyer."

WHEREAS, Seller is 1) either the sole owner and holder of or 2) has the authority and the power to sell all right, title and interest to MCIF all of the
                                                                      ---
outstanding stock of HSG Acquisitions, Inc., a Colorado corporation, with principal offices at 720 South Colorado Boulevard, Denver, Colorado hereinafter referred to as "Company"; and

WHEREAS, Seller is desirous of selling to Buyer, and Buyer is desirous of purchasing from Seller all of the shares of stock of Company upon the terms and conditions and for the consideration hereinafter set forth:

NOW, THEREFORE, in consideration of the mutual covenants herein contained, the parties hereto agree as follows:

                              ARTICLE 1. PURCHASE

Section 1.01. For the purchase price, and on the terms and subject to the
------------
conditions set forth in this agreement, Seller hereby sells, assigns, transfers, and delivers to Buyer, and Buyer hereby purchases from Seller, all of Seller's right, title, and interest in and to the capital stock now owned or controlled by the Seller.

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                           ARTICLE 2. PURCHASE PRICE

Section 2.01. The purchase price to be paid by Buyer to Seller for the capital
------------
stock of Company is $1,812,500.00.

                         Payment - Initial and Partial

Section 2.02. In exchange for an October 6, 1999 surrender to Buyer by Seller of
------------
all the shares outstanding of Company properly endorsed by the recorded owner, Seller hereby acknowledges 1) receipt of 245,000 newly issued, restricted, shares of common stock in MC Informatics, Inc., valued at $2.50 per share, (receipt is evidenced by a letter of transmittal to the MCIF stock transfer agent directing the issuance of the new shares in the names and amounts specified by Seller) and 2) receipt of cash in the amount of a check for $300,000.00, the aggregate representing a partial payment of $912,500.00.

                               Payment - Balance

Section 2.03. The balance of the purchase price shall be paid in installments in
------------
cash and MCIF shares as follows:

     1. Upon execution of this Agreement, Buyer shall present to Seller a negotiable promissory note of Buyer for the sum $600,000.00, plus interest at the rate of 8.5% per annum from October 1, 1999; and the note shall provide in part that, upon default in any payment of principal or interest the entire amount of principal and interest of the delinquent note, at the option of the holder of the note, shall become immediately due; that if action is instituted on the note, the losing party agrees to pay all

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          reasonable costs and attorney's fees, related thereto, as defined in
          Section 11.05, below, and the Buyer shall have the option to prepay, without penalty, all or any portion of the unpaid balance. The Promissory Note shall be paid in equal installments over nine months at the monthly sum of $36,650.00 (which includes interest) with a balloon payment of $300,000.00 due on October 1, 2000.

     2. On January 5, 2000, Buyer shall make the first of nine equal payments on the Promissory Note, above, and in addition shall pay to Seller the then accumulated interest on the promissory note, above. The remainder of the equal monthly installments shall be due and payable on the same day of each succeeding month.

     3. Also on January 5, 2000, Buyer shall deliver to Seller 120,000 newly issued, restricted, shares of common stock in MC Informatics, Inc., valued at $2.50 per share, representing $300,000.00 of the balance due. Receipt is evidenced by a letter of transmittal to the MCIF stock transfer agent directing the issuance of the new shares in the names and amounts specified by Seller.

                            Reduction  or Increase

Section 2.04. The purchase price shall be subject to reduction as provided in
------------
Article 9 below. Further, since the purchase price is

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derived from the Company's Balance Sheet, dated June 30, 1999, and the final
Balance Sheet (August 31, 1999) is not available at closing, the purchase price shall be subject to reduction or increase based upon the differential of the Total Current Assets and the Total Liabilities. The purchase price is subject to dollar-for-dollar reduction or increase if the total current assets are greater than the total liabilities or increase if the total current assets are less than the total liabilities. The amount of differential, whether increase or decrease shall be paid through formal modification to the promissory note, above. The amount of differential, shall be paid as follows:

If the purchase price is increased, the amount is to be paid in cash within 30 days. If the purchase price is decreased, the amount will be deducted from the principal portion of the promissory note discussed in Section 2.03.

                        ARTICLE 3. WARRANTIES OF SELLER

Section 3.01. Seller hereby warrants, represents, and covenants to Buyer, and
------------
this agreement is made in reliance on the following, each of which is deemed to be a separate covenant, representation, and warranty:

                              Ownership of Stock

     (a) Seller owns or controls, beneficially and of record, free and clear of all liens, charges, claims, equities, restrictions, or encumbrances, the shares of capital stock of the Company set forth opposite Seller's name in Exhibit A which is attached hereto and incorporated herein, and has the full right, power, and authority to sell, transfer, and deliver to the Buyer, in accordance with this agreement, the number of shares of common stock of the Company so set forth, free and clear of all liens, charges, claims, equities, restrictions, and encumbrances. The sale by Seller of such shares does not constitute a breach or violation of, or default under,

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          any will, deed or trust, agreement, or other instrument by which
          Seller is bound.

                             Liens Created by Sale

     (b) The execution and carrying out of the provisions of this agreement and compliance with the provisions hereof by the Seller, will not violate any provision of law and will not conflict with or result in any breach of any of the terms, conditions, or provisions of, or constitute a default under, or result in the creation of, any lien, charge, or encumbrance upon any of the properties or assets of the Company pursuant to the articles of incorporation, bylaws, or any indenture, mortgage, deed of trust, agreement or other instrument to which the Company is a party or by which it is bound or affected.

                                Duly Organized

     (c) Company is a corporation duly organized, validly existing, and in good standing under the laws of the State of Colorado, and has its principal place of business at 720 South Colorado Boulevard, Denver, Colorado. A copy of the articles of incorporation and all amendments thereto, certified by the Secretary of State of Colorado and a copy of the bylaws, certified by the Secretary of the Company, have been delivered to the Buyer and are complete and correct as of the date hereof.

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                              Authorized Capital

     (d) Company has an authorized capital of 100,000 shares of common stock, no-par value, of which 12,820 shares are validly issued and outstanding, fully paid and nonassessable, all of which are held by Seller. There are no outstanding stock options or warrants with respect to, or privileges or rights to purchase or subscribe for, any capital stock of Company, obligations or securities issued by Company convertible into shares of capital stock of Company, agreements provided for or relating to any options, warrants, purchase rights, privileges, convertible obligations, or securities to which the Company is a party, or any agreements by Company to issue, sell, or acquire any, of its capital stock.

                            Officers and Directors

     (e)  The following constitute the present officers and directors of the
          Company:

          President: Donald M. Jacobs
          Secretary: Janet A. Holmes
          Vice President and Secretary: Janet A. Holmes
          Vice President: Richard Friedland

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                             Financial Statements

     (f) Attached hereto and incorporated herein as Exhibit B, are statements of income and retained earnings of the Company for the fiscal year ending June 30, 1999 and balance sheets of the Company as of June 30,1999 and August 31, 1999, hereinafter referred to respectively as the "balance sheet" and the "date of the balance sheet." To best of Seller's knowledge all such financial statements are correct and complete, have been prepared in accordance with generally accepted accounting principals consistently applied throughout the periods involved, and present fairly the financial condition and the results of operation of the Company.

                                   Statement

     (g) Seller has delivered to the Buyer a true and complete list, as of the date hereof and certified by the Company's Treasurer, showing:
                                                                --------

     (i) The names of all persons whose compensation from the Company for the fiscal year ending June 30, 1999 will equal or exceed $100,000.00 together with a statement of the full amount paid or payable to each such person for services rendered in the twelve (12) months ending June 30, 1999 and the basis therefor;

                                                                    Page 7 of 27

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          (ii)   The name of each bank in which the Company has an account or safe-deposit box, and the names of all persons authorized to draw thereon or to have access thereto; and

          (iii) The names of all persons, if any, holding tax or other powers of attorney from the Company and a summary statement of the terms thereof.

                            Undisclosed Liabilities

     (h) Except as, and to the extent reflected or reserved against, in the balance sheet to the best of Seller's knowledge, the Company, as of the date of the balance sheet, had no liabilities of any nature, whether accrued, absolute, contingent, or otherwise, and whether due or to become due, known or unknown, including without limitation intellectual property infringement and/or tax liabilities due or to become due, and incurred in respect of or measured by the Company's income for any period up to such date, or arising out of transactions entered into, or any state of facts existing prior thereto.

                                Acts by Company

     (i)  Since June 30, 1999 the Company has not:

          (i) Incurred any obligation or liability, absolute or contingent, known or unknown, except current liabilities incurred in the ordinary course of business;

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          (ii)   Discharged or satisfied any lien or encumbrance, or paid any obligation or liability, absolute or contingent, other than current liabilities shown on the balance sheet, and current liabilities incurred since such date in the ordinary course of business;

          (iii) Declared or paid any dividends, made any payment or distribution of any kind to shareholders;

          (iv) Mortgaged, pledged, or subjected to lien, charge, or other encumbrance, any of its assets, tangible or intangible;

          (v) Sold or transferred any of its tangible assets, or canceled any debts or claims, except in the ordinary course of business;

          (vi) Sold, assigned, transferred, or granted licenses or rights in any patents, trademarks, trade names, copyrights, or other intangible assets;

          (vii) Engaged in any transactions affecting its business or properties not in the ordinary course of business, or suffered any extraordinary losses or waived any rights of substantial value;

          (viii) Made or authorized any change in its outstanding stock, or in its certificate of incorporation or bylaws;

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          (ix)   Granted or agreed to grant any increase in compensation to, or paid or agreed to pay any bonus to, or made any similar arrangement with any of its directors, officers, employees, or agents;

          (x) Suffered any damage, destruction, or loss (whether or not covered by insurance) materially and adversely affecting its properties or business, or of any item carried in its property account at more than $1,000;

          (xi) Experienced any labor trouble, or any event or condition of any character, materially and adversely affecting its business or properties.


                               Change in Business


          (j) Since June 30,1999 there have been no material changes in the assets, liabilities, business, or condition of the Company other than changes in the ordinary course of business, which changes have not adversely affected its business, properties, prospects, or condition.


                                   Contracts

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          (k)    Except in each case as listed in Exhibit C, attached hereto and made a part hereof, the Company is not a party to any written or oral:

                 (i) Contract for the employment of any officer or individual employee;

                 (ii)   Contract with any labor union;

                 (iii) Contract for the purchase of materials, supplies, services, machinery, or equipment involving payment by the Company of more than $1,000.00 in each case, or more than $5,000.00 in the aggregate;

                 (iv) Contract continuing over a period of more than one year from the date hereof;

                 (v) Contract not terminable on thirty (30) days' notice or less without liability on the part of the Company;

                 (vi) Distributor, sales agency, or advertising contract, or contract for the sale of its products or services;

                 (vii)  Lease;

                 (viii) Contract with any subcontractor;

                 (ix) Bonus, pension, profit-sharing, retirement, stock purchase, stock option, hospitalization, insurance, or

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                               similar plan or practice, formal or informal, in
                               effect with respect to its employees or others;
                               or

                        (x) Contract not made in the ordinary course of business.


                                  Obligations


                 (l) The Company has performed all obligations required to be performed by it to date, and is not in default under any contract, agreement, lease, commitment, indenture, mortgage, deed of trust, or other document to which it is a party.


                              Warranty of Product


                 (m) The Company has not made or given any warranty or guarantee with respect to its services except as set forth in Exhibit D attached hereto and incorporated herein.


                                     Taxes


                 (n) The Company has filed all federal and state tax returns which are required to be filed, and has paid all taxes which have become due pursuant to such returns or pursuant to any assessment received by the Company. The amounts set up as a provision for taxes on the balance sheet are sufficient for the payment of all accrued and unpaid federal, state, county, and local

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                        taxes of the Company for the period ending on said date,
                        and for all fiscal years prior thereto. The Seller, collectively and individually, do not have any knowledge of any tax deficiency proposed or threatened against the
                                                                     -------
                        Company.


                          Restrictions on Operations


                 (o) The Company is not a party to any contract or agreement, or subject to any charter or other corporate restriction, which materially and adversely affects its business, property, assets, operations, or conditions, financial or otherwise.


                             Compliance With Laws


                 (p) The Company has complied with, and is complying with, all applicable laws, orders, rules, and regulations promulgated by any federal, state, municipal, or other governmental authority relating to the operation and conduct of the property and business of the Company, and there are no material violations of any such law, order, rule, or regulation existing or threatened, except as
                                            --------
                        shown on Exhibit E which is attached hereto and incorporated herein. The Company has not received any notices or violation of any applicable zoning, regulation or order, or other law, order, regulation, or requirement relating to the operation of its business or to its properties, except as shown on Exhibit F, attached hereto and incorporated herein.

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                                  Litigation


                 (q) There are no actions, suits, claims, proceedings, investigations, or litigation pending, or to the knowledge of the Seller threatened against or affecting the Company, at law or in equity or admiralty, or before any federal, state, municipal, or other governmental department, commission, board, bureau, agency, or instrumentality, domestic or foreign, except as disclosed in Exhibit G attached hereto and incorporated herein. The Company is not in default with respect to any order, writ, injunction, or decree of any court or federal, state, municipal, or other governmental department, commission, board, bureau, agency, or instrumentality, domestic or foreign.


                                Title to Assets


                 (r) The Company has good and sufficient title in and to all of the assets listed on the balance sheet or acquired by it after such date, other than inventories sold or otherwise disposed of in the ordinary course of business subsequent to such date; and such assets are in each case free and clear of all mortgages, liens, charges, encumbrances, equities, pledges, conditional sales agreements, or claims of any nature whatsoever, except as stated in the balance sheet.

                              Condition of Assets


                 (s) The assets of the Company are in good operating condition and repair, and conform with all applicable ordinances regulations, zoning, and other laws.


                           Inventories if Applicable


                 (t) The inventory of the Company is in good merchantable condition, is not obsolete, and represents more than a three (3) months' supply as to any item measured by the volume of sales or use for the fiscal year 1999, except as set forth in Exhibit H attached hereto and incorporated herein.


                              Accounts Receivable


                 (u) All accounts receivable reflected in the balance sheet are current and collectible, except to the extent of the reservation for bad debts included therein, and to the extent that they have been collected since the date of the balance sheet. All accounts receivable arising since the date of the balance sheet, to the extent remaining, unpaid as of the date hereof, are current and collectible, except to the extent of a reservation for bad debts in the amount of zero percent of the aggregate of all accounts so arising.


                                   Insurance

                 (v) Attached hereto and incorporated herein, as Exhibit I, is a list and brief description of all policies of fire, liability, and other forms of insurance held by the Company. Such policies are in amounts deemed by the management of the Company to be sufficient.


                             Intellectual Property


                 (w) attached hereto and incorporated herein, as Exhibit J, is a list and brief description of all patents, patent applications, trademarks, trade names, and copyrights used, owned by, or registered in the name of the Company or in which the Company has any rights; all such patents, patent applications, trademarks, trade names, and copyrights are believed to be valid and in good standing, and are not involved in any interference, opposition, or cancellation proceedings. The Company is not a licensor or licensee with respect to any patents, trademarks, trade names, copyrights, or applications therefor, except as stated in Exhibit K. The Company owns or possesses adequate licenses or other rights to use all patents, trademarks, trade names, processes, and copyrights necessary to conduct its business as now operated, and within five (5) years immediately past, has not received any notice of conflict with the asserted rights of others, which, if unsuccessfully defended, would have a material adverse effect upon its business. Company has the right to conduct the business which it now conducts without any limitations or restrictions of any kind, and to the best of the

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                        knowledge of Seller, the products manufactured and sold
                        by the Company may continue to be manufactured and sold by the Company without infringing upon or violating any patents, patent applications, trademarks, trade names, copyrights, or processes of others.


                                  Disclosures


                 (x) No representation or warranty contained herein, and no statement made in any certificate or schedule furnished in connection with or attached to this agreement, contains any untrue statement of a material fact or omits to state any material fact necessary to make any such representation, warranty, or statement not misleading to a prospective purchaser or' all of the capital stock of Company.


                        ARTICLE 4. WARRANTIES OF BUYER


Section 4.01. Buyer hereby warrants, represents, and covenants to Seller, and
------------
this agreement is made in reliance on the following, each of which is deemed to be a separate covenant, representation, and warranty:


              Authorization to Purchase if Buyer Is a Corporation


     (a) Buyer is a duly organized and existing corporation under the laws of the State of California, has all of the corporate powers and authority necessary to carry on the business it now conducts, and has the power and

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                        Donald M. Jacobs - Shareholder


          authority to purchase all of the capital stock of Company from Seller on the terms, conditions, and for the purchase price set forth herein.



                     ARTICLE 5. CLOSING DATE AND SURVIVAL
                                 OF WARRANTIES


                           Time and Place of Closing


Section 5.01. The purchase and sale described in this agreement shall be
------------
consummated, unless delayed to another date by agreement of the parties in writing, at 3:00 P.M. Pacific Daylight Saving Time on October 1, 1999 herein called "closing date," at the offices of Buyer, herein called "closing place."


                            Obligations at Closing


Section 5.02. On the closing date, or on such other date as consummation of the
------------
purchase and sale of shares described in this may be delayed by agreement of the parties in writing, at the closing place specified in this agreement:

     (a) Buyer shall deliver to Seller or Seller's agent or agents all instruments, properly executed by Buyer, required to evidence Buyer's obligation to pay any deferred portion of the purchase price of Seller's shares and all instruments, properly executed and acknowledged by Buyer, required to secure payment of the deferred portion of the purchase price of Seller's shares; and

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                        Donald M. Jacobs - Shareholder


     (b) Seller shall deliver to Buyer the certificate representing Seller's shares in Company duly endorsed for immediate transfer to Buyer.

     (c) Seller shall deliver, or cause to be delivered, to Buyer a fully executed original of the Spousal Consent Agreement. To be an effective delivery, Seller's spouse must execute the instrument without modification. The delivered Spousal Consent Agreement is hereby incorporated by reference.


                            Survival of Warranties


Section 5.03. The warranties, representations, and covenants of each of the
------------
parties to this agreement, Buyer and Seller, shall survive the execution of this agreement and the consummation of the purchase and sales herein described.


                  ARTICLE 6. BOOKS AND RECORDS; RESIGNATIONS


Section 6.01. The Seller has delivered to the Buyer all of the books and records
------------
of the Company and the written resignations of all of its officers and Directors.



                      ARTICLE 7. COVENANT NOT TO COMPETE

                        Donald M. Jacobs - Shareholder


                                   Covenant


Section 7.01. Non Compete - Seller shall deliver, or cause to be delivered, to
------------
Buyer a fully executed original Non-Compete Agreement which has been provided to Seller by Buyer. The executed, delivered Non-Compete Agreement is incorporated here by reference.


                              Injunctive  Relief


Section 7.02. Seller agrees that the remedy at law for any breach by any of them
------------
of any provision of this paragraph will be inadequate and that, in addition to any other remedies it may have, Buyer shall be entitled to temporary and permanent injunctive relief without the necessity of proving actual damage to either the Company or to Buyer.


                             ARTICLE 8. BROKERAGE


Section 8.01. Each party hereto represents, warrants, and agrees that all
------------
negotiations relative to this agreement have been carried on by him, or his representative, directly with the other party without the intervention of any person; that no broker brought about this sale on his behalf; and that each party will indemnify and hold the other party harmless from any and all claims, suits, and actions for brokerage or other commissions, and from and against all expenses of any character, including reasonable attorney's fees incurred by the other by reason of any claim by any person or broker claiming to have been engaged by, or on

                        Donald M. Jacobs - Shareholder


behalf of, the indemnifying party, or with whom the indemnifying party is claimed to have made any agreement for compensation.


                             ARTICLE 9. INDEMNITY


Section 9.01. Subject to the provisions of Article 10 below, Buyer shall be
------------
entitled to deduct from the unpaid balance of the purchase price the amount of damage resulting from, the breach of any warranty, representation, or covenant by the Seller; and if the amount of such damage exceeds the unpaid balance of the purchase price, Seller shall be liable for, and shall pay, the amount of such excess.

Section 9.02. (a) Seller shall defend, indemnify and hold Buyer and Company
------------
harmless from, against and in respect of any and all claims, demands, lawsuits, proceedings, losses, assessments, fines, penalties, administrative orders, obligations, costs, expenses, liabilities and damages, including interest, penalties and reasonable attorneys' fees (all of the foregoing hereinafter referred to collectively as the "Claims"), which arise or result from or relate to: (I) Company's or Seller's breach of, or failure to perform, any of their representations, warranties, covenants, commitments, agreements or obligations under this Agreement or in any writing, certificate, exhibit, schedule, statement, list , report, instrument or other document furnished or delivered to Buyer in connection with this Agreement (including, without limitation, any misrepresentation in, or omission from, this Agreement or any writing, certificate, exhibit, schedule, statement, list, report, instrument or other document furnished or delivered to Buyer in connection with this Agreement);
(ii) Buyer's being required to

                        Donald M. Jacobs - Shareholder


assume or discharge any debt, liability or obligation of Company or Seller of any nature whatsoever unless such debt, liability or obligation is disclosed in this Agreement or in any exhibit or schedule hereto; (iii) any debt, liability or obligation imposed upon Buyer or Company as a result of the purchase of the Shares unless such debt, liability or obligation is disclosed in this Agreement or in any exhibit or schedule hereto.

(b) Upon obtaining knowledge thereof, Buyer and/or Company shall notify Seller in writing of any Claim that is claimed to be the basis for indemnification pursuant to Section 9.02. (a) hereof (such written notice being hereinafter referred to as "Notice of Claim"). A Notice of Claim shall specify in reasonable detail the nature and any particulars of any such Claim giving rise to a right of indemnification. Seller shall, in good faith and at his own expense, defend, contest, or otherwise protect against any such Claim with legal counsel of their own selection. Buyer and/or Company shall have the right, but not the obligation, to assert any and all crossclaims or counter claims they may have. So long as Seller is defending in good faith any such Claim, Buyer and Company shall at all times cooperate in all reasonable ways with, make their relevant files and records available for inspection and copying by, and make their employees available or otherwise render reasonable assistance to, Seller in connection with the defense of such Claim. In the event that Seller fail to timely defend, contest or otherwise protect against any such Claim, buyer and/or Company shall have the right, but not the obligation, to defend, contest, assert crossclaims or counterclaims, or otherwise protect against any such Claim and may make any compromise or settlement thereof and recover and be indemnified for the entire cost thereof from Seller, including, without limitation, reasonable

                        Donald M. Jacobs - Shareholder


attorneys' fees, disbursements, and all amounts paid as a result of such Claim or any compromise or settlement thereof.

Section 9.03. Seller agrees he will pay all his income taxes, and also all of
------------
his excise taxes, property taxes, sales taxes and all of the taxes of whatever kind or nature.


                      ARTICLE 10. LIMITATION OF INDEMNITY


Section 10.01. Notwithstanding any other term or provision of this agreement,
-------------
Seller shall not be liable to Buyer for any breaches of any warranty, representation, or covenant set forth herein, unless such breaches exceed in the aggregate an amount equal to $5000.00.



                           ARTICLE 11. MISCELLANEOUS


                               Nonassignability


Section 11.01. Neither this agreement, nor any interest herein, shall be
-------------
assignable by the Buyer without the prior written consent of the Seller.


                                    Notices


Section 11.02. All notices required or permitted to be given hereunder shall be
-------------
in writing and shall be sent by First-class mail, postage prepaid, deposited in the United States mail, and if

                        Donald M. Jacobs - Shareholder

intended for the Seller, shall be given to the Seller and shall be addressed:

                         Donald M. Jacobs
                         9046 East Colorado Circle
                         Denver, Colorado 80231

and if intended for the Buyer, shall be addressed:

                         MC Informatics, Inc.
                         18881 Von Karman Avenue, Suite 100
                         Irvine, California 92612
                         ATTN: Mr. Jeffrey Pollard
                         Chief Financial Officer


Any party hereto, by written notice to the other parties, may change the address for notices to be sent to him.


                                 Governing Law


Section 11.03. All questions with respect to the construction of this agreement,
-------------
and the rights and liabilities of the parties hereto, shall be governed by the laws of the State of California.


                                   Inurement


Section 11.04. Subject to the restrictions against assignment as herein
-------------
contained, this agreement shall inure to the benefit of, and shall be binding upon, the assigns, successors in interest, personal representatives, estates, heirs, and legatees of each of the parties hereto.

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                        Donald M. Jacobs - Shareholder


                                Attorney's Fees


Section 11.05. In the event of any controversy, claim, or dispute between the
-------------
parties hereto, arising out of or relating to this agreement or the breach thereof, the prevailing party shall be entitled to recover from the losing party reasonable expenses, attorney's fees, and costs,


                               Entire Agreement


Section 11.06. This agreement contains the entire agreement of the parties
-------------
hereto, and supersedes any prior written or oral agreements between them concerning the subject matter contained herein. There are no representations, agreements, arrangements, or understandings, oral or written, between and among the parties hereto, relating to the subject matter contained in this agreement, which are not fully expressed herein.


                       Independent Legal Representation


Section 11.07. By the execution of this Agreement, the parties affirm and agree
-------------
that they have had the opportunity to review this document with their own legal counsel of their choosing and have been fully advised of the legal affect of the provisions contained in this Agreement before executing the same.


                          No Third Party Beneficiary


Section 11.08. This Agreement is not intended nor shall it create any third
-------------
party beneficiary interest or rights.

                        Donald M. Jacobs - Shareholder


                                Seller's Debts

Section 11.09. Buyer does not assume any of the debts, liabilities or
-------------
obligations of Seller.

                        Donald M. Jacobs - Shareholder


Executed on October _____, 1999, at Irvine, California.


SELLER

_____________________________
Donald M. Jacobs


BUYER
MC Informatics, Inc.


_____________________________
David Koeller, President & Chief Operating Officer